For more information, contact:
Sharon Hodges, Sterling Commerce, 614.793.4059
Anastasia Efstratios, Lois Paul & Partners, 781.782.5873
Anne Vincent, SBC Communications, 210-351-3778
Peter Wilson, Horn Group, 781-356-7156

Sterling Commerce to Acquire Yantra Corporation

Supply Chain Fulfillment Suite Extends Execution, Visibility and
Control to a Multi-Enterprise Environment

COLUMBUS, OHIO, Dec. 20, 2004 – Sterling Commerce, a multi-enterprise collaboration company and wholly owned subsidiary of SBC Communications Inc. (NYSE:SBC), has agreed to purchase Yantra Corporation, the leading provider of distributed order management and supply chain fulfillment solutions, for approximately $170 million in cash. The transaction, expected to be complete by early first quarter 2005, is subject to regulatory review.

        Sterling Commerce expects to retain all Yantra employees and operate the company as a new business division, headed by Devdutt Yellurkar, Yantra CEO. Yantra’s application suite will be incorporated into Sterling Commerce’s recently announced Multi-Enterprise Services Architecture (MESA). Both MESA and Yantra are built on standards-based technology platforms that extend the value of service-oriented architectures outside the enterprise with unparalleled security, scalability and performance. Sterling Commerce plans to offer the integrated set of composite applications both as a software solution and hosted service.

        “With this acquisition, we expect to deliver our first suite of composite applications to support our multi-enterprise collaboration strategy,” said Sam Starr, president and CEO, Sterling Commerce. “The new product suite will help customers manage the end-to-end flow of orders, inventory, shipments and funds both inside and outside the organization, with real-time visibility into business processes and events. And, the combination of our capabilities will create new composite applications.”

        “Enterprises are demanding a way to remove the integration, collaboration and visibility barriers associated with multiple channels, multiple divisions and multi-tiered supply chains,” said Starr. “The combination of Sterling Commerce and Yantra’s market-leading solutions will remove those barriers, offer better control of distributed supply chain processes across complex environments and allow companies to increase revenue and operate more efficiently.”

        Yantra was founded in 1995 as a privately owned spin-off of Infosys Technologies Ltd. (Nasdaq: INFY), which provides consulting and IT services to clients worldwide. Yantra is headquartered in Tewksbury, Mass., a suburb of Boston, with offices in Duluth, Ga.; Redwood City, Calif.; Naperville, Ill.; Berkshire, U.K.; and Bangalore, India. The company employs more than 250 people.

         “The Yantra applications were purpose-built to pull together the dynamic and complex processes associated with warehousing, distributed order management, supply chain visibility and product information management,” said Yellurkar. “When coupled with Sterling Commerce’s services-oriented architecture that was built for data synchronization and collaboration outside the firewall, the new combined supply chain solutions will offer users the best fulfillment and event management functionality in the industry.”

        SBC Chairman and CEO Edward E. Whitacre Jr. said that the pending acquisition was another positive step forward in the company’s growth strategy, which includes mergers and acquisitions and organic growth.

        “Through transactions such as Cingular Wireless’ acquisition of AT&T Wireless, our joint purchase with BellSouth of YellowPages.com, our continued collaborations with Yahoo! and Echostar and now Sterling Commerce’s acquisition of Yantra, we continue to build the resources, specialized capabilities and scale we need to serve our customers and create value for shareholders. We will continue to develop our business both organically through investment and through acquisitions like those we have made this year and in the past. We’ll look for opportunities that make strategic and financial sense for our company and our shareholders – and help us better serve our customers and differentiate us from competitors,” said Whitacre.

Yantra Corporation is a leading provider of solutions for Fulfillment Excellence. Yantra’s Synchronized Fulfillment Solutions deliver real-time, intelligent execution between the customer, operations, partners and the supply chain. Privately held and headquartered outside of Boston, Massachusetts, Yantra focuses on retail, wholesale distribution, logistics and manufacturing vertical industries, and works with world-class companies such as Argos, Best Buy, Circuit City, DHL, Dixons, FedEx, Motorola, SYSCO Corporation, Target, Texas Instruments and Thomson. For more information call 888-2-YANTRA or visit www.yantra.com.

Sterling Commerce, a wholly owned subsidiary of SBC Communications Inc., is one of the world’s largest providers of multi-enterprise collaboration solutions. For three decades, thousands of companies, including the majority of the Fortune 500, have depended on Sterling Commerce expertise to extend processes beyond the edge of the enterprise to enable visible business with suppliers, customers, partners and employees. With more than 29,000 customers worldwide, Sterling Commerce builds collaborative, multi-enterprise communities for customers in the retail, consumer packaged goods, manufacturing, financial services, healthcare and telecommunications industries. For detailed, up-to-date information on Sterling Commerce and its solutions, visit .

SBC Communications Inc. is a Fortune 50 company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers.  SBC holds a 60 percent ownership interest in Cingular Wireless, which serves more than 46 million wireless customers. SBC companies provide high-speed DSL Internet access lines to more American consumers than any other provider and are among the nation’s leading providers of Internet services.  SBC companies also now offer satellite TV service. Additional information about SBC and SBC products and services is available at www.sbc.com.

###